Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Generate Biomedicines, Inc. 2019 Equity Incentive Plan of Generate Biomedicines, Inc., the Generate Biomedicines, Inc. 2026 Equity Incentive Plan of Generate Biomedicines, Inc., and the Generate Biomedicines, Inc. 2026 Employee Stock Purchase Plan of Generate Biomedicines, Inc. of our report dated February 4, 2026 (except Note 21(b), as to which the date is February 23, 2026), with respect to the consolidated financial statements of Generate Biomedicines, Inc. included in its Registration Statement (Form S-1 No. 333-293204) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 27, 2026

Boston, Massachusetts